Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER FISCAL 2018 RESULTS

NASHVILLE, Tenn., March 15, 2018 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the 14-week period ended February 3, 2018, of $56.3 million, or $2.91 per diluted share, compared to earnings from continuing operations of $46.8 million, or $2.40 per diluted share, for the 13-week period ended January 28, 2017. Fiscal 2018 fourth quarter results reflect a benefit of $19.8 million, or $1.02 per diluted share from lower tax expense, partially offset by pre-tax charges of $7.5 million, or $0.26 per diluted share including $5.4 million, or $0.19 per diluted share in licensing termination expenses and $2.1 million, or $0.07 per diluted share of store impairment charges, among other items. Fiscal 2017 fourth quarter results reflect a pretax gain of $9.2 million, or $0.25 per diluted share after tax, including a gain on the sale of SureGrip Footwear of $12.3 million and a gain of $0.8 million on other legal matters, partially offset by $3.9 million of asset impairment charges, pension settlement expenses and other items.

Adjusted for the items described above in both periods, earnings from continuing operations were $41.5 million, or $2.15 per diluted share, for the fourth quarter of Fiscal 2018, compared to earnings from continuing operations of $41.8 million, or $2.15 per diluted share, for the fourth quarter of Fiscal 2017. For consistency with Fiscal 2018’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the fourth quarter of Fiscal 2018 increased 5%, including the results of a 53rd week, to $930 million from $883 million in the fourth quarter of Fiscal 2017. Consolidated fourth quarter 2018 comparable sales, including same store sales and comparable e-commerce and catalog sales increased 1% with an 11% increase in the Journeys Group, a 1% increase in the Schuh Group, a 14% decrease in the Lids Sports Group, and a 4% increase in the Johnston & Murphy Group. Comparable sales for the Company included a 1% decrease in same store sales and a 15% increase in e-commerce sales.

The Company also reported net sales for the 53-week year ended February 3, 2018, of $2.91 billion, an increase of 1% from net sales of approximately $2.87 billion for the 52-week year ended January 28, 2017. The loss from continuing operations for Fiscal 2018 was $111.4 million, or $5.80 per diluted share, compared to earnings from continuing operations of $97.9 million, or $4.85 per diluted share, for Fiscal 2017. Fiscal 2018 earnings reflect charges of $191.6 million, or $8.52 per diluted share after tax including a goodwill impairment charge of $182.2 million, or $8.18 per diluted share after tax, related primarily to the sustained decline in the Company’s market value to a level below book value, among other items, plus a tax expense of $7.7 million, or $0.41 per diluted share related to the impact of share-based awards and goodwill impairment. Fiscal 2017 earnings reflect an after-tax gain of $0.52 per diluted share, including a $14.7 million gain on the sale of SureGrip Footwear and Lids Team Sports, an $8.9 million gain on network intrusion expenses as a result of a litigation settlement, and a $0.8 million gain on other legal matters, partially offset by $8.9 million in asset impairments and pension settlement expenses.

Exhibit 99.1

Adjusted for the listed items in both years, earnings from continuing operations were $60.3 million, or $3.13 per diluted share, for Fiscal 2018, compared to earnings from continuing operations of $87.2 million, or $4.33 per diluted share, for Fiscal 2017. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our fourth quarter earnings per share were in-line with our most recent outlook and flat with last year’s level, as strong performance by our U.S. retail footwear businesses was offset by specific challenges in our other operating divisions. Overall Fiscal 2018 was a difficult year as Journeys managed through a fashion rotation up until the start of back to school, Lids faced a number of specific marketplace headwinds, and consumers shifted their shopping from brick & mortar to online at an accelerated pace. While comparable sales were flat, our profitability suffered due primarily to deleverage from negative store results coupled with higher expenses from our omnichannel initiatives. On a positive note, the EPS gap to last year improved sequentially each quarter and ultimately closed in the fourth quarter.

“Looking ahead, we believe our near-term performance will continue to be shaped by the divergence in our two biggest businesses although not to the degree we experienced in the fourth quarter. Like our other businesses, Lids is subject to fashion cycles, and headwear is currently between trends, which we believe positions the business for the type of recovery that Journeys is now enjoying once a new fashion driver emerges. Though we don’t know the timing of when this will occur, history points to an eventual rebound. While we believe that Journeys’ current product assortment is well positioned in terms of brands and styles to drive continued growth, this timing uncertainty combined with generally weak store traffic across retail causes us to be cautious about the current year. We expect adjusted diluted earnings per share for Fiscal 2019 in the range of $3.05 to $3.45, inclusive of the benefit from lower tax expense following the passage of the Tax Cuts and Jobs Act in December 2017.” These expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $3.9 million to $4.9 million pretax, or $0.15 to $0.18 per share after tax, for the full fiscal year.  It also does not include certain tax effects related to equity grants pursuant to ASU 2016-09, estimated at $0.03 per share after tax or any possible SAB 118 adjustments related to our estimates arising from the 2017 Tax Act. This guidance assumes comparable sales in the flat to positive 2% range for the full year. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We continue to be confident that the work we are doing to strengthen the strategic positioning of our businesses will drive long-term growth. At the same time, we are undertaking a multi-year reshaping of our cost structure in order to improve profitability and deliver greater value to our shareholders and have already identified potential annualized cost savings in the range of $35 million to $40 million.”

Conference Call and Management Commentary
The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 15, 2018 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,675 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter*		Fiscal Year Ended*
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
In Thousands	2018	2017	2018	2017
Net sales	$930,383	$883,169	$2,907,016	$2,868,341
Cost of sales	493,679	465,712	1,490,894	1,450,815
Selling and administrative expenses*	374,120	350,765	1,321,319	1,276,368
Goodwill impairment	—	—	182,211	—
Asset impairments and other, net	7,218	2,997	8,841	(802)
Earnings (loss) from operations	55,366	63,695	(96,249)	141,960
Gain on sale of SureGrip Footwear	—	(12,297)	—	(12,297)
Gain on sale of Lids Team Sports	—	81	—	(2,404)
Interest expense, net	1,529	1,316	5,412	5,247
Earnings (loss) from continuing operations
before income taxes	53,837	74,595	(101,661)	151,414

Income tax expense (benefit)	(2,417)	27,752	9,769	53,555
Earnings (loss) from continuing operations	56,254	46,843	(111,430)	97,859

Provision for discontinued operations	(209)	(295)	(409)	(428)
Net Earnings (Loss)	$56,045	$46,548	$(111,839)	$97,431

*Fourth quarter for the 14-week period ended February 3, 2018 and 13-week period ended January 28, 2017. Fiscal 2018 for the 53-week period ended February 3, 2018 and Fiscal 2017 for the 52-week period ended January 28, 2017.

Earnings Per Share Information
	Fourth Quarter		Fiscal Year Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
In Thousands (except per share amounts)	2018	2017	2018	2017

Average common shares - Basic EPS	19,266	19,383	19,218	20,076

Basic earnings (loss) per share:
From continuing operations	$2.92	$2.42	$(5.80)	$4.87
Net earnings (loss)	$2.91	$2.40	$(5.82)	$4.85

Average common and common
equivalent shares - Diluted EPS	19,330	19,493	19,218	20,172

Diluted earnings (loss) per share:
From continuing operations	$2.91	$2.40	$(5.80)	$4.85
Net earnings (loss)	$2.90	$2.39	$(5.82)	$4.83

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
In Thousands	2018	2017	2018	2017
Sales:
Journeys Group	$452,882	$391,132	$1,329,460	$1,251,646
Schuh Group	128,128	110,155	403,698	372,872
Lids Sports Group	240,991	278,943	779,469	847,510
Johnston & Murphy Group	92,375	82,083	304,160	289,324
Licensed Brands	15,894	20,748	89,809	106,372
Corporate and Other	113	108	420	617
Net Sales	$930,383	$883,169	$2,907,016	$2,868,341
Operating Income (Loss):
Journeys Group (1)	$46,533	$36,118	$76,094	$85,875
Schuh Group	9,199	10,883	20,104	20,530
Lids Sports Group (2)	8,439	20,221	11,684	41,563
Johnston & Murphy Group (2)	9,393	7,663	20,047	19,682
Licensed Brands (2)	(2,540)	(210)	(163)	4,566
Corporate and Other (3)	(15,658)	(10,980)	(41,804)	(30,256)
Goodwill impairment charge	—	—	(182,211)	—
Earnings (loss) from operations	55,366	63,695	(96,249)	141,960
Gain on sale of SureGrip Footwear	—	(12,297)	—	(12,297)
Gain on sale of Lids Team Sports	—	81	—	(2,404)
Interest, net	1,529	1,316	5,412	5,247
Earnings (loss) from continuing operations
before income taxes	53,837	74,595	(101,661)	151,414
Income tax expense (benefit)	(2,417)	27,752	9,769	53,555
Earnings (loss) from continuing operations	56,254	46,843	(111,430)	97,859

Provision for discontinued operations	(209)	(295)	(409)	(428)
Net Earnings (Loss)	$56,045	$46,548	$(111,839)	$97,431

(1) Includes a $0.3 million charge for acquisition transition expenses for Fiscal 2018.

(2) Includes $0.4 million and $0.2 million in reduction in force expenses for Lids Sports Group and Licensed Brands, respectively, for the fourth quarter and year of Fiscal 2018. In addition, Licensed Brands includes $0.1 million of markdowns related to the licensing termination for the fourth quarter and year of Fiscal 2018. Includes $0.5 million of income in Johnston & Murphy Group for a cancelled license for the fourth quarter and year of Fiscal 2018.

(3) Includes a $7.2 million charge in the fourth quarter of Fiscal 2018 which includes a $5.2 million licensing termination expense and $2.0 million for asset impairments. Includes an $8.8 million charge for Fiscal 2018 which includes a $5.2 million licensing termination expense, $2.7 million for asset impairments and $0.9 million for hurricane losses.

Includes a $3.0 million charge in the fourth quarter of Fiscal 2017 which includes $2.5 million pension settlement expense and $1.4 million for asset impairments, partially offset by a $0.9 million gain for other legal matters. Includes a $0.8 million gain for Fiscal 2017 which includes an $8.9 million gain for network intrusion expenses as a result of a litigation settlement and a $0.8 million gain for other legal matters, partially offset by $6.4 million for asset impairments and a $2.5 million pension settlement expense.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Feb. 3,	Jan. 28,
In Thousands	2018	2017
Assets
Cash and cash equivalents	$39,937	$48,301
Accounts receivable	43,292	43,525
Inventories	542,625	563,677
Other current assets	70,526	61,470
Total current assets	696,380	716,973
Property and equipment	382,629	330,611
Goodwill and other intangibles	190,000	357,941
Other non-current assets	49,636	35,474
Total Assets	$1,318,645	$1,440,999
Liabilities and Equity
Accounts payable	$140,962	$170,751
Current portion long-term debt	1,766	9,175
Other current liabilities	115,632	129,460
Total current liabilities	258,360	309,386
Long-term debt	86,619	73,730
Pension liability	—	6,265
Deferred rent and other long-term liabilities	142,962	129,097
Equity	830,704	922,521
Total Liabilities and Equity	$1,318,645	$1,440,999

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Twelve Months Ended February 3, 2018
	Balance			Balance			Balance
	1/30/2016	Open	Close	1/28/2017	Open	Close	2/3/2018
Journeys Group	1,222	51	24	1,249	45	74	1,220
Schuh Group	125	7	4	128	7	1	134
Lids Sports Group*	1,332	15	107	1,240	18	99	1,159
Johnston & Murphy Group	173	8	4	177	7	3	181
Total Retail Units	2,852	81	139	2,794	77	177	2,694

Retail Units Operated - Three Months Ended February 3, 2018
	Balance			Balance
	10/28/2017	Open	Close	2/3/2018
Journeys Group	1,237	10	27	1,220
Schuh Group	132	2	—	134
Lids Sports Group*	1,177	7	25	1,159
Johnston & Murphy Group	181	2	2	181
Total Retail Units	2,727	21	54	2,694

*Includes 122 Locker Room by Lids in Macy's stores as of February 3, 2018.

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Fourth Quarter Ended		Fiscal Year Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
	2018	2017	2018	2017
Journeys Group	11%	(6)%	4%	(4)%
Schuh Group	1%	2%	4%	(1)%
Lids Sports Group	(14)%	8%	(7)%	3%
Johnston & Murphy Group	4%	(1)%	—%	2%
Total Comparable Sales	1%	—%	—%	(1)%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended February 3, 2018 and January 28, 2017

	Three Months ended
	February 3, 2018			January 28, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$56,254	$2.91		$46,843	$2.40

Pretax adjustments:
Store impairment charges	$1,982	1,340	0.07	$1,377	871	0.05
Licensing termination (1)	5,374	3,612	0.19	—	—	—
Loss due to Hurricane Maria	7	5	—	—	—	—
Reduction in force expense	607	408	0.02	—	—	—
License cancellation income	(500)	(336)	(0.02)	—	—	—
Other legal matters	—	—	—	(836)	(537)	(0.03)
Sale of SureGrip Footwear	—	—	—	(12,297)	(7,912)	(0.40)
Sale of Lids Team Sports	—	—	—	81	55	—
Pension settlement expense	—	—	—	2,456	1,580	0.08
Total adjustments	$7,470	5,029	0.26	$(9,219)	(5,943)	(0.30)

Tax impact of the goodwill impairment and the Tax Cut
and Jobs Act		(19,777)	(1.02)		926	0.05
Adjusted earnings from continuing operations (2) and (3)		$41,506	$2.15		$41,826	$2.15

(1) Includes $0.1 million in gross margin.

(2) The adjusted tax rate for the fourth quarter of Fiscal 2018 is 32.3% excluding a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the fourth quarter of Fiscal 2017 is 36.0% excluding a FIN 48 discrete item of less than $0.1 million.

(3) EPS reflects 19.3 and 19.5 million share count for Fiscal 2018 and 2017, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended February 3, 2018

	Three Months ended February 3, 2018
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$46,533	$—	$46,533
Schuh Group	9,199	—	9,199
Lids Sports Group	8,439	428	8,867
Johnston & Murphy Group	9,393	(500)	8,893
Licensed Brands	(2,540)	324	(2,216)
Corporate and Other	(15,658)	7,218	(8,440)
Total Operating Income	$55,366	$7,470	$62,836

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended January 28, 2017

	Three Months ended January 28, 2017
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$36,118	$—	$36,118
Schuh Group	10,883	—	10,883
Lids Sports Group	20,221	—	20,221
Johnston & Murphy Group	7,663	—	7,663
Licensed Brands	(210)	—	(210)
Corporate and Other	(10,980)	2,997	(7,983)
Total Operating Income	$63,695	$2,997	$66,692

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Twelve Months Ended February 3, 2018 and January 28, 2017

	Twelve Months ended
	February 3, 2018			January 28, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(111,430)	$(5.80)		$97,859	$4.85

Pretax adjustments:
Store impairment charges	$2,669	1,794	0.09	$6,409	4,124	0.20
Loss due to Hurricane Maria	943	634	0.03	—	—	—
Acquisition transition expenses	288	194	0.01	—	—	—
Goodwill impairment charge	182,211	157,752	8.18	—	—	—
Licensing termination (1)	5,374	3,612	0.19	—	—	—
Reduction in force expense	607	408	0.02	—	—	—
License cancellation income	(500)	(336)	(0.02)	—	—	—
Impact of additional dilutive shares	—	—	0.02	—	—	—
Sale of SureGrip Footwear	—	—	—	(12,297)	(7,912)	(0.39)
Sale of Lids Team Sports	—	—	—	(2,404)	(1,547)	(0.08)
Pension settlement expense	—	—	—	2,456	1,580	0.08
Other legal matters	—	—	—	(746)	(480)	(0.02)
Network intrusion expenses	—	—	—	(8,921)	(5,740)	(0.28)
Total adjustments	$191,592	164,058	8.52	$(15,503)	(9,975)	(0.49)

Tax impact for share-based awards		2,167	0.11		—	—
Tax impact of the Tax Cut and Jobs Act and other
tax items		5,526	0.30		(639)	(0.03)
Adjusted earnings from continuing operations (2) and (3)		$60,321	$3.13		$87,245	$4.33

(1) Includes $0.1 million in gross margin.

(2) The adjusted tax rate for Fiscal 2018 is 32.8% excluding a FIN 48 discrete item of $0.1 million. The adjusted tax rate for Fiscal 2017 is 35.7% excluding a FIN 48 discrete item of $0.2 million.

(3) EPS reflects 19.3 and 20.2 million share count for Fiscal 2018 and 2017, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Twelve Months Ended February 3, 2018

	Twelve Months ended February 3, 2018
	Operating		Adj Operating
In Thousands	Inc (Loss)	Other Adj	Income
Journeys Group	$76,094	$288	$76,382
Schuh Group	20,104	—	20,104
Lids Sports Group	11,684	428	12,112
Johnston & Murphy Group	20,047	(500)	19,547
Licensed Brands	(163)	324	161
Corporate and Other	(41,804)	8,841	(32,963)
Goodwill impairment charge	(182,211)	182,211	—
Total Operating Income (Loss)	$(96,249)	$191,592	$95,343

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended January 28, 2017

	Twelve Months ended January 28, 2017
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$85,875	$—	$85,875
Schuh Group	20,530	—	20,530
Lids Sports Group	41,563	—	41,563
Johnston & Murphy Group	19,682	—	19,682
Licensed Brands	4,566	—	4,566
Corporate and Other	(30,256)	(802)	(31,058)
Total Operating Income	$141,960	$(802)	$141,158

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2019

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2019		Fiscal 2019
Forecasted earnings from continuing operations	$63,818	$3.27	$55,216	$2.84

Adjustments: (1)
Store impairment and other charges	2,838	0.15	3,570	0.18
Tax impact for share-based awards	563	0.03	563	0.03

Adjusted forecasted earnings from continuing operations (2)	$67,219	$3.45	$59,349	$3.05

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2019 is approximately 26.8%.

(2) EPS reflects 19.5 million share count for Fiscal 2019 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.